EXHIBIT 10.1

Summary of Material Terms of Terex Corporation Outside Directors’ Compensation Program

Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. For their service, outside directors receive an annual retainer, as described below. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

The compensation program for outside directors is designed to encourage outside directors to receive a significant portion of their annual retainer for Board service in Terex common stock, $.01 par value per share (“Common Stock”), or in options for Common Stock, or both, to enable directors to defer receipt of their fees and to satisfy the Company's Common Stock ownership objective for outside directors.

Under the program, outside directors receive annually the equivalent of $50,000 for service as a Board member (or a prorated amount if a director’s service begins other than on the first day of the year). Each director elects annually, for the particular year, to receive this fee in (i) shares of Common Stock currently, (ii) options to purchase shares of Common Stock currently, (iii) cash (which may be deferred pursuant to the Company's Deferred Compensation Plan), or (iv) any combination of the three preceding alternatives. If a director elects to receive shares of Common Stock currently, then 40% of this amount is paid in cash to offset the tax liability related to such election. If a director elects to receive cash, this cash must be deferred pursuant to the Company's Deferred Compensation Plan and invested in the Common Stock account, unless the director has already satisfied the Company's Common Stock ownership objective described below, in which case the cash may be received currently or deferred into an interest-bearing account in the Company's Deferred Compensation Plan.

In addition, effective in 2006, each director will receive annually the equivalent of $60,000 in either (i) options to purchase shares of Common Stock currently or (ii) cash which must be deferred pursuant to the Company's Deferred Compensation Plan and invested in either the Common Stock account or the interest-bearing account.

For purposes of calculating the number of shares of Common Stock into which any fixed sum translates, Common Stock is valued at its per share closing price on the New York Stock Exchange (“NYSE”) on the day immediately preceding the grant date. For 2006, for purposes of calculating the number of options into which any fixed sum translates, each option to purchase a share is valued at 25% of the per share closing price of Common Stock on the NYSE on the day immediately preceding the grant of such option. Options have an exercise price equal to the per share closing price of Common Stock on the NYSE on the day immediately preceding the grant of such option, vest immediately upon grant and have a ten-year term.

Directors receive a fee of $1,000 for each Board or committee meeting attended in person and $500 for each Board or committee meeting attended telephonically. In addition, each director who serves as chairperson of a committee of the Board receives an annual retainer of $10,000, payable in cash, and each director who serves as a member of a committee (including any committee that the director chairs) receives an annual retainer of $5,000, payable in cash. For a director whose service begins other than on the first day of the year, any retainer is prorated. Directors may elect to defer receipt of retainers for committee service into the Company’s Deferred Compensation Plan.

Any Board or committee retainers that are deferred into the Common Stock account of the Deferred Compensation Plan receive a matching 25% contribution from the Company in Common Stock. Board retainers and committee retainers (or portions of each) may also be deferred to an interest-bearing account under the Company's Deferred Compensation Plan and earn interest, which is compounded annually. The rate of interest for 2005 was approximately 5.64% per annum. Payment of any deferral (whether in Common Stock or cash) is deferred until the director’s termination of service or such earlier date as the director specifies when electing the applicable deferral.

The Company's director compensation program also establishes a Common Stock ownership objective for outside directors. Each director is expected to accumulate, over their first three years of Board service, the number of shares of Common Stock that is equal in market value to three times the annual retainer for Board service ($150,000). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level. The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. To this end, each new director receives an award of shares of Common Stock having a market value of $25,000 on the date of the award. Each new director must defer receipt of this award under the Company’s Deferred Compensation Plan.